Exhibit (a)(1)(D)

Citigroup Global Markets Inc.

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$14.50 Net Per Share

by

Kindred Healthcare Development 2, Inc.

a wholly owned subsidiary of

Kindred Healthcare, Inc.

June 17, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), at a price of $14.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 17, 2014, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Kindred and its subsidiaries, represents at least a majority of all then outstanding Shares (the “Minimum Tender Condition”), (ii) Kindred, the Purchaser and Gentiva having entered into a definitive merger agreement with respect to the acquisition of Gentiva by Kindred providing for a second step merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Gentiva surviving as a wholly owned subsidiary of Kindred, without the requirement for approval of any stockholder of Gentiva, to be effected as soon as practicable following the consummation of the Offer, (iii) Gentiva’s board of directors (the “Gentiva Board”) having approved the Offer under Section 203 of the DGCL or the Purchaser being satisfied, in its reasonable judgment, that Section 203 of the DGCL is inapplicable to the Offer and the merger (the “Proposed Merger”) of Gentiva and the Purchaser as described herein, (iv) the Gentiva Board having redeemed the Rights associated with the Shares or the Purchaser being satisfied, in its reasonable judgment, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger as described herein, (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated as described herein (the “Antitrust Condition”) and (vi) Gentiva not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or Kindred’s ability to acquire the Shares or Gentiva or otherwise diminishing the expected value to Kindred of the acquisition of Gentiva.

The Purchaser currently intends that if, at the time the Offer is scheduled to expire, the Minimum Tender Condition is satisfied, but not all of the other conditions to the Offer are satisfied, the Purchaser will reduce the number of Shares subject to the Offer to a number equal to 14.9% of the outstanding Shares (or, if the Antitrust Condition has not then been satisfied, such lower percentage as would not require the expiration or termination of any waiting period under the HSR Act) and extend and waive certain conditions to the Offer. If the Purchaser so reduces the number of Shares subject to the Offer, the Purchaser will provide holders of Shares with supplemental information, return all previously tendered Shares and extend the Offer for a period of at least 10 business days.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated June 17, 2014;

2. Letter of Transmittal, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A., the Depositary for the Offer, or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. IRS Form W-9; and

6. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 16, 2014, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on July 16, 2014.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Citigroup Global Markets Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF KINDRED HEALTHCARE DEVELOPMENT 2, INC., KINDRED HEALTHCARE, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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